                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [_]

   Check the appropriate box:
   [_]Preliminary Proxy Statement
   [_]Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   [X]Definitive Proxy Statement
   [_]Definitive Additional Materials
   [_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                   ADVANCEPCS
                  (Name of Registrant As Specified in Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):
   [X]No fee required.
   [_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     $     (aggregate amount to be distributed to security holders)

    4) Proposed maximum aggregate value of transaction:

     $     (aggregate amount to be distributed to security holders)

    5) Total fee paid:

     $

   [_]Fee paid previously with preliminary materials.

  [_]Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

                              [LOGO OF ADVANCEPCS]

                   5215 North O'Connor Boulevard, Suite 1600
                              Irving, Texas 75039

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                November 1, 2001

                               ----------------

To the Stockholders of AdvancePCS:

   The 2001 Annual Meeting of Stockholders (the "Annual Meeting") of AdvancePCS, a Delaware corporation (the "Company"), will be held on November 1, 2001 at 5:00 p.m., local time, at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas, for the following purposes:

     1. To elect four directors to serve until our Annual Meeting of Stockholders in 2004;
     2. To consider and vote upon a proposal to amend our certificate of incorporation to increase the number of authorized shares of Class A common stock from 86,250,000 to 186,999,000;
     3. To consider and vote upon a proposal to amend our certificate of incorporation to increase the number of authorized shares of Class B-1 common stock from 7,500,000 to 13,000,000;
     4. To consider and vote upon a proposal to amend our certificate of incorporation to decrease the number of authorized shares of Class B-2 common stock from 6,250,000 to 1,000;
     5. To consider and vote upon a proposal to amend our Amended and Restated Incentive Stock Option Plan (the "Incentive Plan") to increase the number of shares of Class A common stock authorized to be issued thereunder;
     6. To consider and vote upon a proposal to amend our Amended and Restated 1997 Nonstatutory Stock Option Plan (the "Nonstatutory Plan") to increase the number of shares of Class A common stock authorized to be issued thereunder; and
     7. To transact all other business that may properly come before such meeting or any adjournment(s) thereof.

   The close of business on September 28, 2001, has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) thereof. Only holders of record of common stock at the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting. Our stock transfer books will not be closed. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any of our stockholders at our headquarters, 5215 North O'Connor Boulevard, Suite 1600, Irving, Texas 75039, for purposes pertaining to the Annual Meeting, during normal business hours for a period of 10 days prior to the Annual Meeting, and at the time and place of the Annual Meeting.

   You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend in person, you are urged to sign, date and mail the enclosed proxy card as soon as possible so that your shares may be represented and voted at the Annual Meeting. A self-addressed, postage prepaid envelope is enclosed for your convenience. You may revoke your proxy by following the procedures set forth in the accompanying Proxy Statement.

                                          By order of the Board of Directors

                                          Laura I. Johansen
                                          Secretary

October 4, 2001

                              [LOGO OF ADVANCEPCS]

                     5215 North O'Connor Blvd., Suite 1600
                              Irving, Texas 75039
                                 (469) 420-6000

                               ----------------

                                PROXY STATEMENT
                               ----------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

   The enclosed proxy is solicited by and on behalf of our Board of Directors for use at the Annual Meeting to be held on November 1, 2001, at 5:00 p.m., local time, at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas, or at any adjournment(s) thereof. Mellon Investor Services has been retained to assist us in the solicitation of proxies in connection with the Annual Meeting for a fee of approximately $7,500, plus out-of-pocket expenses. In addition, our officers, directors and employees may solicit proxies personally or by telephone, telegram, electronic mail or other forms of wire or facsimile communication. These persons will receive no special compensation for any solicitation activities. We will, upon request, reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of common stock. We will bear the costs of the solicitation. This proxy statement and the form of proxy were first mailed to our stockholders on or about October 4, 2001.

   The enclosed proxy, although executed and returned, may be revoked at any time prior to the voting of the proxy (a) by the execution and submission of a revised proxy bearing a later date, (b) by written notice of revocation to our secretary at the address set forth above, or (c) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Annual Meeting.

                             RECORD DATE AND VOTING

Record Date

   Our Board of Directors has established the close of business on September 28, 2001, as the record date for determining the holders of voting securities entitled to notice of, and to vote at, the Annual Meeting. On September 28, 2001, we had outstanding and entitled to vote 39,474,450 shares of Class A common stock, 6,456,667 shares of Class B-1 common stock and 100 shares of Class B-2 common stock.

Voting Rights, Quorum, Required Vote and Voting Agreements

   Voting Rights. Only the holders of Class A common stock, voting as a separate class, are entitled to vote on the election of the Class A and Class C directors. Only the holders of the Class B-1 common stock, voting separately as a class, are entitled to vote on the election of the Class B-1 director and only the holders of the Class B-2 common stock, voting separately as a class, are entitled to vote on the election of the Class B-2 director.

   With respect to the proposals to amend our certificate of incorporation, the holders of the Class A, Class B-1 and Class B-2 common stock are entitled to vote together as a single class. In addition, the holders of Class A common stock, voting as a separate class, are entitled to vote on the proposal to increase the number of authorized shares of Class A common stock, the holders of Class B-1 common stock, voting as a separate class, are entitled to vote on the proposal to increase the number of authorized shares of Class B-1 common stock and the holders of Class B-2 common stock, voting as a separate class, are entitled to vote on the proposal to decrease the number of authorized shares of Class B-2 common stock.

   With respect to all other matters to be presented at the Annual Meeting, the holders of the Class A and Class B common stock are entitled to vote together as a single class. Each share of Class A, Class B-1 and Class B-2 common stock is entitled to one vote. Consequently, a total of 45,931,217 votes may be cast by our common stockholders.

   Quorum. A majority of the outstanding shares of Class A common stock, represented in person or by proxy, will constitute a quorum for purposes of electing the Class A director and the Class C director, a majority of the outstanding shares of Class B-1 common stock, represented in person or by proxy, will constitute a quorum for purposes of electing the Class B-1 director and a majority of the outstanding shares of Class B-2 common stock, represented in person or by proxy, will constitute a quorum for purposes of electing the Class B-2 director.

   A majority of the outstanding shares of Class A, Class B-1 and Class B-2 common stock, voting together as a single class, represented in person or by proxy, and a majority of the outstanding shares of Class A common stock, voting as a separate class, represented in person or by proxy, will constitute a quorum for purposes of amending our certificate of incorporation to increase the number of authorized shares of Class A common stock.

   A majority of the outstanding shares of Class A, Class B-1 and Class B-2 common stock, voting together as a single class, represented in person or by proxy, and a majority of the outstanding shares of Class B-1 common stock, voting as a separate class, represented in person or by proxy, will constitute a quorum for purposes of amending the certificate of incorporation to increase the number of authorized shares of Class B-1 common stock.

   A majority of the outstanding shares of Class A, Class B-1 and Class B-2 common stock, voting together as a single class, represented in person or by proxy, and a majority of the outstanding shares of Class B-2 common stock, voting as a separate class, represented in person or by proxy, will constitute a quorum for purposes of amending the certificate of incorporation to decrease the number of shares of Class B-2 common stock. With respect to all other matters to be presented at the meeting, stockholders holding shares representing a majority of the votes entitled to be cast thereon will constitute a quorum.

   Shares that are represented at the Annual Meeting but abstain from voting on any or all matters and shares that are "broker non-votes" (i.e., shares held by brokers or nominees which are represented at the meeting but with respect to which the broker or nominee does not have discretionary power to vote on a particular matter and has received no instructions from the beneficial owners thereof or persons entitled to vote thereon) will be counted in determining whether a quorum is present at the Annual Meeting.

   Required Vote for Election of Directors (Proposal 1). Directors will be elected by a plurality of votes cast that are entitled to vote on the election of such director. Abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the election of directors. Stockholders may not cumulate their votes in the election of directors.

   Required Vote for the Amendments to our Certificate of Incorporation (Proposals 2, 3 and 4). The favorable vote of a majority of the outstanding shares of Class A, Class B-1 and Class B-2 common stock, voting together as a single class, is required to approve each of Proposals 2, 3 and 4. In addition, the favorable vote of a majority of the outstanding shares of Class A common stock, voting separately as a class, is required to approve Proposal 2, the favorable vote of a majority of the outstanding shares of Class B-1 common stock, voting separately as a class, is required to approve Proposal 3 and the favorable vote of a majority of the outstanding shares of Class B-2 common stock, voting separately as a class, is required to approve Proposal 4. Consequently, abstentions and broker non-votes will have the effect of a negative vote on this proposal.

   Required Vote for the Amendment of our Incentive Plan and the Amendment of our Nonstatutory Plan (Proposals 5 and 6). The favorable vote of a majority of the total votes represented by the shares of common stock present in person or by proxy and entitled to vote are required to approve Proposals 5 and 6. Consequently, an abstention from voting on Proposals 5 and 6 will have the effect of a negative vote with respect to Proposals 5 and 6. Broker non-votes will be treated as not present and not entitled to vote with respect to Proposals 5 and 6 and will have no effect on the outcome of the vote on Proposals 5 and 6.

                       PROPOSAL 1. ELECTION OF DIRECTORS

   Four directors are to be elected at the Annual Meeting. Jon S. Halbert has been nominated to serve as a Class A director, Paul S. Levy has been nominated to serve as a Class B-1 director, Robert G. Miller has been nominated to serve as a Class B-2 director and Stephen L. Green has been nominated to serve as a Class C director. If elected, all four will serve until our Annual Meeting of Stockholders in 2004 and until their respective successors shall have been duly elected and qualified or until their earlier death, resignation, disqualification or removal from office. Each of these nominees for director currently serves as a director on our board of directors.

   Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy, if signed and returned, will be voted for the election of the below-listed nominees. Although the board of directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by our board of directors.

   The board of directors has unanimously approved the election of Jon S. Halbert, Paul S. Levy, Robert G. Miller and Stephen L. Green to the board of directors. The board of directors believes that the election of the directors listed in Proposal 1 is in the best interests of the Company and its stockholders and recommends that you vote "FOR" the election of the directors listed in Proposal 1.

   The following table sets forth certain information regarding the director nominees and the other directors serving on our board of directors:

                                                        Served As    Director's
   Name                  Age Position                 Director Since Term Ending
   ----                  --- --------                 -------------- -----------
   David D. Halbert....   45 Chairman of the Board         1986         2002
                             and Chief Executive
                             Officer
   Jon S. Halbert......   41 Vice Chairman and             1988         2001
                             Director
   David A. George.....   45 President and Director        1998         2003
   Ramsey A. Frank.....   40 Director                      2000         2002
   Paul S. Levy........   54 Director                      2000         2001
   David R. Jessick....   48 Director                      2000         2002
   Robert G. Miller....   57 Director                      2000         2001
   Stephen L. Green....   50 Director                      1993         2001
   Michael D. Ware.....   55 Director                      1993         2002
   Jean-Pierre Millon..   51 Director                      2000         2003

Class A Directors

   David D. Halbert founded AdvancePCS in 1986 and has continuously served as our Chairman of the Board and Chief Executive Officer. Prior to founding AdvancePCS, Mr. Halbert served as an executive officer for several organizations engaged in various health care, as well as non-health care, related industries. David D. Halbert is the brother of Jon S. Halbert.

   Jon S. Halbert joined AdvancePCS in January 1988 and has continuously served as a director and as an executive officer of AdvancePCS since that date. Mr. Halbert currently serves as our Vice Chairman. Before joining AdvancePCS, Mr. Halbert served as an executive officer and/or director for several organizations engaged in various health care, as well as non-health care, related industries. Mr. Halbert also worked as a registered representative of the National Association of Securities Dealers for Bear, Stearns & Co. Jon S. Halbert is the brother of David D. Halbert.

   David A. George has served as a director of AdvancePCS since November 1998 and has served as an executive officer of AdvancePCS since March 1999. Mr. George currently serves as our President. From October 1995 to November 1998, Mr. George served as Executive Vice President of United HealthCare Corporation. Before United HealthCare, Mr. George was Executive Vice President of MetraHealth Corporation, also known as MetraHealth, from December 1994 to October 1995. MetraHealth merged with United HealthCare Corporation in October 1995. Prior to joining MetraHealth, Mr. George was president of Southern Group Operations for The Prudential Healthcare System.

Class B-1 Directors

   Ramsey A. Frank has served as a director of AdvancePCS since October 2000. Mr. Frank is a senior managing director of Joseph Littlejohn & Levy, Inc., which he joined in 1999. From 1993 to 1999, Mr. Frank was a managing director of Donaldson, Lufkin & Jenrette, where he headed the restructuring group and was a senior member of the leveraged finance group. Mr. Frank also serves as a director of IASIS Healthcare Corporation, Motor Coach Industries International Inc., and Builders FirstSource, Inc.

   Paul S. Levy has served as a director of AdvancePCS since October 2000. Mr. Levy is a senior managing director of Joseph Littlejohn & Levy, Inc., which he founded in 1988. Mr. Levy serves as a director of several companies, including IASIS Healthcare Corporation, Motor Coach Industries International Inc., Hayes Lemmerz International Inc., Builders FirstSource, Inc., Fairfield Manufacturing Company, Inc. and New World Pasta Company.

Class B-2 Directors

   David R. Jessick has served as a director of AdvancePCS since October 2000. Mr. Jessick has been senior executive vice president and chief administrative officer of Rite Aid since December 5, 1999. From 1997 to July 1999, Mr. Jessick served as executive vice president of finance and investor relations of Fred Meyer, Inc. From 1979 to 1997, Mr. Jessick held several senior management positions at Thrifty PayLess Holdings, Inc., a west coast-based drugstore chain which had annual sales of $5.0 billion before being acquired by Rite Aid in 1996. Mr. Jessick was executive vice president and chief financial officer of Thrifty PayLess Holdings, Inc. before Thrifty PayLess was acquired by Rite Aid.

   Robert G. Miller has served as a director of AdvancePCS since October 2000. Mr. Miller has been chairman and chief executive officer and a director of Rite Aid since December 5, 1999. Previously, Mr. Miller served as vice chairman and chief operating officer of The Kroger Company, a retail food company. Mr. Miller joined Kroger in May 1999. From 1991 until May 1999, he served as chief executive officer of Fred Meyer, Inc. Mr. Miller is a director of Pathmark Stores, Inc. and Harrah's Entertainment, Inc.

Class C Directors

   Stephen L. Green has served as a director of AdvancePCS since August 1993. Mr. Green currently serves as a general partner of Canaan Partners, a venture capital firm. Prior to joining Canaan Partners in November 1991, Mr. Green served as managing director in GE Capital's Corporate Finance Group for more than five years. Mr. Green currently serves on the board of directors of Suiza Foods Corporation.

   Michael D. Ware has served as a director of AdvancePCS since July 1993. Mr. Ware is a co-founder of Advance Capital Markets, Inc., a private investment firm, and has served as its managing director since January

1989. Prior to founding Advance Capital Markets, Inc., Mr. Ware was the president of Reliance Energy Services, Inc.

Class D Directors

   Jean-Pierre Millon has served as a director of AdvancePCS since October 2000. Since October 2, 2000, Mr. Millon has served as a consultant to AdvancePCS. Mr. Millon currently is a special limited partner at Care Capital L.L.C. Mr. Millon joined PCS Health Systems, Inc. in 1995, where he served as its president and chief executive officer from June 1996 to September 2000. Prior to joining PCS Health Systems, Mr. Millon served as an executive and held several leadership positions with Eli Lilly and Company, the former parent company of PCS Health Systems, Inc.

   Jeffrey R. Jay, M.D., whose term as director was scheduled to expire in 2003, resigned from our board of directors effective January 31, 2001. Dr. Jay had served as a director of the Company since 1993.

   The following table sets forth information regarding the executive officers of the Company who are not directors of the Company:

   Name                            Age Position
   ----                            --- --------
   T. Danny Phillips.............   42 Chief Financial Officer and Executive Vice
                                       President
   Joseph J. Filipek, Jr., P.D...   46 Executive Vice President, Client Services
   Susan S. de Mars..............   41 Senior Vice President and General Counsel
   Jeffrey G. Sanders............   43 Senior Vice President, Strategic Initiatives
   Laura I. Johansen.............   36 Senior Vice President, Corporate Affairs and
                                       Secretary
   Andrew C. Garling, M.D........   56 Senior Vice President, Clinical
   Rudy Mladenovic...............   43 Senior Vice President, Trade Relations
   John H. Sattler, R.Ph.........   49 Senior Vice President, Sales

   T. Danny Phillips joined AdvancePCS in February 1992 and currently serves as our Chief Financial Officer and Executive Vice President. Prior to joining AdvancePCS, Mr. Phillips served as chief financial officer of Aloha Petroleum, Ltd., a retail gasoline company, from April 1991 to February 1992.

   Joseph J. Filipek, Jr., P.D. joined AdvancePCS in December 1993 and currently serves as our Executive Vice President, Client Services. Prior to joining AdvancePCS, Dr. Filipek founded Advance Paradigm Clinical Services, Inc., which was acquired by us in 1993 from Blue Cross & Blue Shield of Maryland, Inc.

   Susan S. de Mars joined AdvancePCS in October 2000 upon our acquisition of PCS Holding Corporation, or PCS, and currently serves as our Senior Vice President and General Counsel. Ms. de Mars joined PCS in 1995 as assistant general counsel and served as its general counsel from January 1999 to October 2000.

   Jeffrey G. Sanders joined AdvancePCS in October 2000 upon the acquisition of PCS and currently serves as our Senior Vice President, Strategic Initiatives. Before joining PCS in 1993, Mr. Sanders served three years as director of the Office of Legislation and Policy of the Health Care Financing Administration in Washington, D.C. Mr. Sanders also held positions with the United States Budget Committee and the Office of Management and Budget.

   Laura I. Johansen joined AdvancePCS in February 1995, and currently serves as our Senior Vice President, Corporate Affairs and Secretary. Ms. Johansen served as our Senior Vice President, General Counsel of the Company from February 1995 until August 1999 and as our Senior Vice President, Office of the CEO from August 1999 until October 2000. Prior to joining the Company, Ms. Johansen served as an attorney in the corporate/securities section of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

   Andrew C. Garling, M.D. joined AdvancePCS in August 1999 and currently serves as our Senior Vice President, Clinical. Prior to joining AdvancePCS, from 1997 to 1999, Dr. Garling served as Chief Medical

Officer and Senior Vice President of the Payor Solutions Group at McKesson HBOC. From 1995 to 1997, Dr. Garling served as Vice President and Chief Medical Officer of Advanced Health Inc., a physician practice management company. Prior to 1995, Dr. Garling served as Chief Information Officer of the Southern Group Operations of Prudential Healthcare Systems Inc.

   Rudy Mladenovic joined the Company in December 1999 and currently serves as our Senior Vice President, Trade Relations. Prior to joining AdvancePCS, Mr. Mladenovic served as the Executive Director of Anthem Blue Cross & Blue Shield Midwest, a four million member division of Anthem, Inc. Prior to joining Anthem Blue Cross & Blue Shield Midwest, he was the Vice President and Executive Director of Anthem Prescription Management, Inc., a wholly owned subsidiary of Anthem, Inc. From 1993 to 1995, he served as Vice President Sales for Athena of North America, Inc., and Acordia Health Industry Services, Inc., each a wholly owned subsidiary of Anthem, Inc.

   John H. Sattler, R.Ph., joined AdvancePCS in 1994 and currently serves as our Senior Vice President, Sales. Prior to joining AdvancePCS, Mr. Sattler served as Vice President, Sales and Marketing for Health Care Pharmacy Providers, Inc. from September 1992 to November 1994. Prior to 1992, he served as manager of Third Party Marketing for American Drug Stores, Inc.

   The executive officers named above were elected to serve in such capacities until their respective successors have been duly elected and have been qualified or until their earlier death, disqualification, retirement, resignation or removal from office.

Directors' Meetings and Committees of the Board of Directors

   The board of directors held ten meetings during the fiscal year ended March 31, 2001. Each of the directors attended at least 75% of the aggregate total meetings of the board of directors.

   The board of directors had two standing committees during the last fiscal year, the Compensation Committee and the Audit Committee. The Compensation Committee, which currently consists of Messrs. Miller, Frank, Green and Ware, meets periodically to review executive compensation and approve grants of options to our officers and employees, as well as to renew, approve and recommend to the board of directors the terms and conditions of all stock option plans or changes to stock option plans. The Compensation Committee met three times during fiscal 2001 and all members attended the meetings. The Audit Committee, which currently consists of Messrs. Ware, Frank, Green and Jessick, is responsible for, among other things: monitoring the Company's financial reporting process and internal control system, reviewing the Company's annual financial statements and other relevant financial reports, recommending engagement of the Company's independent auditor, reviewing and appraising the audit performance of the independent auditor, and providing an open avenue of communication between the independent auditor and the board of directors. Each member of the Audit Committee is "independent" as defined under the National Association and Securities Dealers' listing standards. The Audit Committee met one time during fiscal 2001 and all members attended this meeting.

Compensation of Directors

   Each non-officer director received $2,000 per meeting attended and $1,000 per committee meeting attended during the year ended March 31, 2001. We reimburse directors for out-of-pocket expenses incurred in connection with attending board and committee meetings. Directors are eligible to receive nonstatutory stock options under our Nonstatutory Plan. See "Executive Compensation--Stock Option Plans" on page 8 for a description of such plan.

Executive Compensation

   Amounts and prices related to shares of common stock have been adjusted to give effect to a two-for-one stock split of the common stock, effected in the form of a stock dividend paid on November 30, 1999. The following table sets forth information with respect to the compensation we paid or awarded to our chief executive officer and the four other most highly compensated executive officers whose cash compensation exceeded $100,000, also known as our Named Executives, for services rendered in all capacities for fiscal years 2001, 2000 and 1999.

                           Summary Compensation Table

                                                       Long-Term
                                                      Compensation
                                                         Awards
                                                      ------------
                                         Annual
                                      Compensation
                                    -----------------  Securities
                                     Salary   Bonus    Underlying   All Other
Name and Office                Year   ($)      ($)    Options (#)  Compensation
---------------                ---- -------- -------- ------------ ------------
David D. Halbert.............. 2001 $740,385 $740,385  1,000,000       --
 Chairman of the Board and     2000  501,923  482,692    150,000       --
 Chief Executive Officer       1999  383,333  383,333    150,000       --

Jon S. Halbert................ 2001  418,192  302,212    250,000       --
 Vice Chairman                 2000  352,692  175,000    100,000       --
                               1999  266,667  186,667    100,000       --

David A. George(1)............ 2001  431,731  302,212    250,000       --
 President                     2000  262,199  175,000    100,000       --
                               1999    9,615   14,583    150,000

T. Danny Phillips............. 2001  286,058  171,635    100,000       --
 Chief Financial Officer and   2000  258,076  149,077     80,000       --
 Executive Vice President      1999  196,667  118,000     80,000       --

Joseph J. Filipek, Jr. ....... 2001  244,423  122,211     50,000       --
 Executive Vice President,     2000  231,223  107,115     25,000       --
 Client Services               1999  199,277   95,439     80,000       --

--------
(1)  Mr. George joined us in March 1999.

   The following table sets forth information regarding the stock option grants we made to our Named Executives during fiscal year 2001. In addition, in accordance with the regulations of the Securities and Exchange Commission, hypothetical gains or "option spreads" that would exist for the respective options are shown. These gains are based on assumed rates of annual stock price appreciation of 5% and 10% from the date the options were granted.

                       Option Grants In Last Fiscal Year

                                                                                Potential Realizable
                                                                               Value at Assumed Annual
                           Number of    Percent of                              Rates of Stock Price
                          Securities   Total Options                           Appreciation For Option
                          Underlying    Granted to                                     Term(2)
                            Options    Employees in  Exercise Price Expiration -----------------------
Name                      Granted(1)    Fiscal Year      ($/Sh)        Date       5%($)      10%($)
----                      -----------  ------------- -------------- ---------- ----------- -----------
David D. Halbert........  1,000,000(3)     27.3%         $20.00      7/11/10   $12,580,000 $31,870,000
Jon S. Halbert..........    250,000(4)      6.8           20.00      7/11/10     3,145,000   7,967,500
David A. George.........    250,000(4)      6.8           20.00      7/11/10     3,145,000   7,967,500
T. Danny Phillips.......    100,000(4)      2.7           20.00      7/11/10     1,258,000   3,187,000
Joseph J. Filipek, Jr...     40,000(4)      1.1           31.17      10/2/10       784,000   1,987,200
                             10,000(5)       .3           34.25      1/18/11       215,400     545,900

--------
(1) The options reflected in this table were all granted under the AdvancePCS Amended and Restated Incentive Stock Option Plan. The date of grant is 10 years prior to the expiration date listed.

(2) These amounts represent only certain assumed rates of appreciation based on the grant date value in accordance with the Securities and Exchange Commission's executive compensation rules. Actual gains, if any, on stock option exercises will depend on future performance of the Class A common stock. No assurance can be given that the values reflected in these columns will be achieved.
(3) The options vest and become exercisable in cumulative installments of one-fourth of the number of shares of Class A common stock upon the first four anniversaries of the date of grant so long as the officer remains an employee of AdvancePCS or its affiliates on such anniversaries.
(4) The options vest and become exercisable in cumulative installments of one-fifth of the number of shares of Class A common stock upon the first five anniversaries of the date of grant so long as the officer remains an employee of AdvancePCS or its affiliates on such anniversaries.
(5) The options all vest and become exercisable on the first anniversary of the date of grant so long as the officer remains an employee of AdvancePCS or its affiliates on such anniversary.

   The following table summarizes pertinent information concerning the number and value of any options held by the Named Executives at March 31, 2001.

              Aggregated Option Exercises in the Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                          Number of Securities                  Value of Unexercised
                                                     Underlying Unexercised Options             In-the-Money Options
                                            Value        at Fiscal Year-End (#)                at Fiscal Year-End ($)
                         Shares Acquired  Realized   ----------------------------------    -------------------------------
Name                     on Exercise (#)     ($)     Exercisable      Unexercisable(1)     Exercisable(2) Unexercisable(2)
----                     --------------- ----------- --------------   -----------------    -------------- ----------------
David D. Halbert........     153,496     $ 5,226,378          591,500           1,235,000   $29,285,589     $43,343,735
Jon S. Halbert..........     223,500      10,076,771          537,000             415,000    26,847,742      15,033,040
David A. George.........         --              --           100,000             400,000     3,670,700      13,985,300
T. Danny Phillips.......         --              --           192,000             223,500     9,100,552       8,176,821
Joseph J. Filipek,
 Jr. ...................     167,500       5,673,875           37,000             133,000     1,444,492       4,482,178

--------
(1) Upon the consummation of a sale of substantially all of the Class A common stock or assets of AdvancePCS or a merger in which AdvancePCS is not the surviving corporation, the options will vest immediately prior to such transaction.
(2) The value of the options is based upon the difference between the March 31, 2001 market value of $54.27 per share and the exercise price.

Employment Agreements

   Effective as of July 11, 2000, AdvancePCS entered into a three-year employment agreement with Mr. David D. Halbert to serve as Chairman of the Board and Chief Executive Officer of AdvancePCS. Mr. David Halbert is entitled to receive an annual base salary of not less than $1 million, subject to an increase based on an annual performance bonus. In addition, the employment agreement grants options for one million shares of AdvancePCS Class A common stock, which vest over four years. In the event of termination of the employment agreement due to either the Company terminating Mr. David Halbert without good cause or Mr. David Halbert leaving the Company with good reason, such as a change of control with respect to AdvancePCS or a material change in Mr. David Halbert's duties and responsibilities, Mr. David Halbert is entitled to an aggregate amount of three times his combined then annual salary and target bonus, and all shares or options previously awarded that have not vested automatically become fully vested and exercisable. The employment agreement also contains confidentiality, noncompetition and nonsolicitation provisions effective during the term of the employment and for two years after employment has terminated. Further, Mr. David Halbert shall receive an automobile allowance and a social or professional club membership in Dallas, Texas, Baltimore, Maryland and Phoenix, Arizona.

   Effective as of October 2, 2000, AdvancePCS entered into three-year employment agreements with the following individuals: (i) Mr. Jon Halbert to serve as Vice Chairman; (ii) Mr. George to serve as President;

(iii) Mr. Phillips to serve as Chief Financial Officer and Executive Vice President; (iv) Mr. Filipek, Jr. to serve as Executive Vice President, Client Services; (v) Ms. de Mars to serve as Senior Vice President and General Counsel; (vi) Mr. Sanders to serve as Senior Vice President, Strategic Initiatives; (vii) Ms. Johansen to serve as Senior Vice President, Corporate Affairs and Secretary; (viii) Dr. Garling to serve as Senior Vice President, Clinical; (ix) Mr. Mladenovic to serve as Senior Vice President, Trade Relations; and (x) Mr. Sattler to serve as Senior Vice President, Sales. Each of the employment agreements provides that the employee shall receive his/her base salary, respectively, plus grants of incentive stock options to purchase shares of AdvancePCS Class A common stock. Additionally, each of the employees is entitled to participate in any bonus or benefit plans of AdvancePCS. Further, the employment agreements contain confidentiality, noncompetition and nonsolicitation provisions effective during the term of the employment and for one to two years after employment has terminated. In the event of termination of the employment agreement due to a significant diminution or change in the employee's responsibilities and duties, the employee shall receive severance payments consisting of annual base salary and bonus through the end of the term. In addition, all stock options granted to the employee in connection with the employment agreement shall become immediately vested and exercisable. Further details of the individual employment agreements are as follows:

   We have employed Jon S. Halbert as Vice Chairman of the Company. Mr. Jon Halbert is entitled to a base salary of $500,000 and has a target bonus of 75% of his base salary. Further, Mr. Jon Halbert shall receive a leased automobile and a golf club membership.

   We have employed David A. George as the President of the Company. Mr. George is entitled to a base salary of $500,000 and has a target bonus of 75% of his base salary. Further, Mr. George shall receive a leased automobile and a golf club membership. The Company shall reimburse Mr. George for certain relocation expenses in connection with his relocation to Phoenix, Arizona, including a no-interest loan of up to $500,000 to be applied to the purchase of a home. The Company shall reduce the principal amount of this loan by 20% per year over a five year period; provided that the current balance of this loan shall become immediately due and payable upon termination of Mr. George's employment either by the Company for cause or by Mr. George without good reason.

   We have employed T. Danny Phillips as Executive Vice President and Chief Financial Officer of the Company. Mr. Phillips is entitled to a base salary of $325,000 and has a target bonus of 60% of his base salary. Further, Mr. Phillips shall receive a leased automobile and a golf club membership.

   We have employed Joseph J. Filipek, Jr. as Executive Vice President, Client Services of the Company. Mr. Filipek is entitled to a base salary of $215,000, which is subject to a target annual increase of $15,000. Further, Mr. Filipek shall receive a car allowance.

Stock Option Plans

   Amended and Restated Incentive Stock Option Plan. On July 30, 1993, the board of directors and the stockholders of AdvancePCS adopted the Amended and Restated 1993 Incentive Stock Option Plan, also referred to as the Incentive Plan, which provides for the grant of qualified stock options to officers and key employees of AdvancePCS. The purpose of the Incentive Plan is to assist AdvancePCS in attracting and retaining key employees. A total of 9,718,000 shares of Class A common stock has been reserved for issuance under the Incentive Plan. As of August 31, 2001, options to purchase 7,805,736 shares were outstanding and 137,816 shares remained available for future grants under the Incentive Plan. The options granted under the Incentive Plan are incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code.

   In connection with the merger of Advance Health Care, Inc. with and into AdvancePCS, the Incentive Plan was amended to increase the number of shares reserved for issuance thereunder to 3,719,000 and the Advance Health Care incentive stock option plan was merged with and into the Incentive Plan. Holders of options under the Advance Health Care incentive stock option plan received options to purchase Class A common stock under the Incentive Plan. On October 29, 1998, the stockholders of AdvancePCS approved an amendment to the Incentive Plan, which amendment increased the number of shares reserved for issuance under the Incentive Plan to 4,718,000. On November 10, 1999, the stockholders of AdvancePCS approved an amendment to the Incentive Plan, which amendment increased the number of shares reserved for issuance under the Incentive Plan to 6,718,000. Further, effective December 7, 2000, the Incentive Plan was amended to increase the number of shares reserved for issuance to 9,718,000 in order to provide options for issuance to key employees in connection with the PCS acquisition.

   The Incentive Plan is administered by the Compensation Committee of the board of directors, which is comprised of directors who are not participants in the Incentive Plan. Subject to the provisions of the Incentive Plan, the Compensation Committee has the authority to administer the Incentive Plan and determine, among other things, the interpretation of any provision of the Incentive Plan, the eligible employees who are to be granted stock options, the number of shares that may be issued and the option exercise price. In no event will options be granted at prices less than the fair market value of the Class A common stock on the date of grant. No option can be granted for a term of more than ten years.

   Options granted under the Incentive Plan are not transferable other than by will or under the laws of descent and distribution, and are exercisable during the lifetime of the optionee or his guardian or legal representative. Upon termination of the optionee's employment with AdvancePCS, the period of time during which the stock options are exercisable is restricted to 90 days. The board of directors has the right to amend, suspend or terminate the Incentive Plan at any time, but no such action can affect or impair the rights of any optionee under any options granted prior to such action. Certain amendments must be approved by the stockholders.

   Amended and Restated 1997 Nonstatutory Stock Option Plan. On May 1, 1997, the board of directors of AdvancePCS adopted the Amended and Restated 1997 Nonstatutory Stock Option Plan, also referred to as the Nonstatutory Plan, which provides for the grant of stock options to directors, officers, consultants, advisors and employees of AdvancePCS. The purpose of the Nonstatutory Plan is to advance the interests of AdvancePCS by encouraging stock ownership on the part of certain directors, officers, consultants, advisors and employees, by enabling AdvancePCS to secure and retain the services of highly qualified persons, and by providing such persons with an additional incentive to advance the success of AdvancePCS. A total of 600,000 shares of Class A common stock has been reserved for issuance under the Nonstatutory Plan. As of August 31, 2001, options to purchase 174,849 shares of Class A common stock were outstanding and 120,910 shares remained available for future grants under the Nonstatutory Plan.

   The Nonstatutory Plan is administered by the Compensation Committee of the board of directors. Subject to the provisions of the Nonstatutory Plan, the Compensation Committee has the authority to administer the Nonstatutory Plan and determine, among other things, the interpretation of any provision of the Nonstatutory Plan, the eligible participants who are to be granted stock options and the number of shares which may be issued. Except as otherwise provided in an optionee's Nonstatutory Stock Option Agreement, the exercise price for each option share will be determined by the Compensation Committee. No option can be granted for a term of more than ten years.

   Options granted under the Nonstatutory Plan may be transferred by the optionee, provided that there is no consideration for such transfer, the optionee remains responsible for employment tax and other withholding taxes associated with the exercise of the options, the optionee notifies AdvancePCS in writing that such transfer has occurred and AdvancePCS approves the transfer documents (which approval will not be unreasonably withheld). Upon termination of the optionee's service relationship with AdvancePCS as a result of disability or death, the period of time during which the stock options are exercisable by the optionee or his/her estate is restricted to 12 months. However, if the optionee's service relationship with AdvancePCS is terminated for any other reason, the period of time during which the stock options are exercisable is restricted to 90 days. The board of directors has the right to alter, amend, suspend or discontinue the Nonstatutory Plan, or alter or amend any and all option agreements granted thereunder.

Incentive Compensation Plans

   Key employees of AdvancePCS who were employed by Advance Paradigm, Inc. prior to its acquisition of PCS are eligible to receive annual incentive-based bonus payments if AdvancePCS meets or exceeds certain predetermined annual performance goals. The bonuses payable under this incentive compensation plan are based on a percentage of each participating employee's salary. One-half of the bonus is payable upon AdvancePCS meeting the predetermined performance goals, with the other one-half subject to the satisfaction of certain performance goals as determined by management for such individual participant.

   Employees of AdvancePCS who were employed by PCS prior to the acquisition are eligible to receive annual incentive-based bonus payments if AdvancePCS meets or exceeds certain predetermined annual performance goals. The bonuses that are payable under this incentive compensation plan are based on the employee's position within AdvancePCS as well as AdvancePCS's performance in relation to certain predetermined annual financial goals.

Corporate Officer Incentive Plan

   We have established a corporate officer incentive plan intended to motivate key executives to achieve AdvancePCS's objectives through incentive cash awards based upon performance goals. The amount of compensation awarded under this plan depends on the organizational performance of AdvancePCS. A cash bonus of a percentage of base salary will be paid to each participant for each fiscal year in which the performance goals set by the Compensation Committee are met.

401(k) Plan

   AdvancePCS has established a tax-qualified employee savings and retirement plan, the AdvancePCS Employee Savings Plan, also referred to as the 401(k) Plan. The 401(k) Plan is a defined contribution plan which allows employees to contribute from 1-17% of their salary on a before-tax basis. AdvancePCS matches the employee contributions on a schedule, ranging from $.60-$1.20 for each $1.00 contributed by the employee up to a maximum of six percent of annual salary, based on the employee's years of service. The 401(k) Plan contains various investment options, including AdvancePCS Class A common stock. Participants may access their account daily via an 800 number, participant services representatives or a web site. For the fiscal year ended March 31, 2001, AdvancePCS contributed an aggregate of $2,671,250 to the 401(k) Plan.

Compensation Committee Interlocks and Insider Participation

   In fiscal year 2001, decisions with respect to the compensation of AdvancePCS's executive officers and other employees were made by a Compensation Committee. From April 1, 2000 to July 31, 2000 the Compensation Committee consisted of Dr. Rogers K. Coleman and Messrs. Green and Ware. Dr. Coleman resigned from the board of directors effective July 31, 2000. Dr. Jay served on the Compensation Committee following Dr. Coleman's resignation until October 2, 2000. Upon closing of the acquisition of PCS, the Compensation Committee has consisted of Messrs. Green, Ware, Miller and Frank. None of the members of the Compensation Committee is an officer of AdvancePCS.

   THE FOLLOWING REPORTS OF THE COMPENSATION COMMITTEE AND THE AUDIT COMMITTEE AND THE STOCKHOLDER RETURN PERFORMANCE PRESENTATION THAT APPEARS IMMEDIATELY AFTER SUCH REPORTS SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT") OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee of the board of directors administers the Company's compensation plans, including its stock option plans. The Compensation Committee has established compensation policies and made the compensation decisions described herein for the years presented. The Compensation Committee's compensation policies were applied to each of the Named Executives, including the chairman and chief executive officer, in the same manner.

   The Compensation Committee believes that in order for the Company to succeed it must be able to attract and retain qualified executives. The objectives of the Compensation Committee in determining the type and amount of executive officer compensation are (i) to provide a compensation package consisting of a base salary, annual incentives and long term incentives in the form of stock options, in the aggregate, competitive with the median range for peer group companies and (ii) to allow the Company to attract and retain talented executive officers and to align their interests with those of the stockholders.

Cash Compensation

   The Company's cash compensation policy for its executive officers, including the chief executive officer, is to provide short-term compensation consisting of two components, a base annual salary that does not fluctuate and a cash bonus awarded based upon specific short-term financial goals of the Company.

 Base Salary

   In fiscal year 2001, the Company engaged an outside consultant to determine the extent to which the Company's policy on cash compensation was being met with respect to all of its executive officers. Overall, it was the Compensation Committee's intent that the salaries of the Company's officers be competitive with those of executives with like responsibilities in companies within the peer group. The consultant assumed the successful completion of the PCS acquisition in selecting the Company's appropriate peer group. The base salaries of the chairman and chief executive officer, vice chairman, president and chief financial officer were determined in this manner, as reflected in the summary compensation table.

 Annual Incentives

   Annual incentive awards are intended to reflect the Compensation Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company, as well as the individual contribution of each officer. Accordingly, the Company's executive officers, including the CEO, participated in the annual executive incentive plan that provides for cash awards based upon the Company's overall financial performance and the achievement of certain specified levels of profitability for the fiscal year 2001. The Compensation Committee annually establishes targeted profitability levels for the ensuing fiscal year. The purpose of the annual incentive plan is to reward and reinforce management's commitment to achieve levels of annual profitability and returns consistent with increasing stockholder value.

   The Compensation Committee annually determines in advance each executive's participation level in the incentive plan. The Compensation Committee takes into account various qualitative and quantitative factors that reflect the executive's position, longevity in office, level of responsibility, and ability to impact the Company's profitability and financial success. For fiscal year 2001 (as compared to fiscal year 2000), the Company increased revenues by 469% and net income by 45%, both of which were in excess of the Company's financial plan. Cash bonuses earned under the bonus plan are paid each year upon completion of the Company's annual audit of the results of operations for the previous fiscal year by the Company's outside auditors. The chairman and chief executive officer's bonus was determined in this manner, as reflected in the summary compensation table.

Long-term Incentive Compensation

   Long-term incentive compensation is in the form of the Company's stock option plans, which are designed to align the executive's incentive compensation more directly with stockholder value by linking compensation to the long-term performance of the Company's stock. Long-term compensation is also designed to encourage executives to make career commitments to the Company. The size of an executive's stock option award is based upon management's and the Compensation Committee's quantitative and qualitative evaluation of the contribution an executive can and has made to overall growth and profitability of the Company and the number of shares available for award under the stock option plan.

   Stock options are granted with an exercise price equal to the market value on the date of grant and constitute compensation only if the Company's stock price increases thereafter. The Compensation Committee has discretion to determine the vesting schedule for each option grant and generally has made grants that become exercisable in equal amounts over five years. Executives must be employed by the Company on the vesting date in order for their options to vest.

                                          Compensation Committee

                                          Robert G. Miller, Chairman
                                          Ramsey A. Frank
                                          Stephen L. Green
                                          Michael D. Ware

                             AUDIT COMMITTEE REPORT

   The Audit Committee of the board of directors (the "Audit Committee") is currently comprised of four of the Company's directors, Messrs. Ware, Frank, Green and Jessick. Each member of the Audit Committee is "independent" as defined under the National Association of Securities Dealers' listing standards. The Audit Committee operates pursuant to an Audit Committee Charter, which was approved and adopted by the board of directors. According to the Audit Committee Charter, the Audit Committee is responsible for, among other things: monitoring the Company's financial reporting process and internal control system, reviewing the Company's annual financial statements and other relevant financial reports, recommending engagement of the Company's independent auditor, reviewing and appraising the audit performance of the independent auditor, and providing an open avenue of communication between the independent auditor and the board of directors.

   The Audit Committee has reviewed and discussed with management the Company's audited consolidated financial statements for the fiscal year ended March 31, 2001. Further, the Audit Committee has discussed with the Company's independent auditor the matters required to be discussed by Auditing Standards Board Statement on Auditing Standards No. 61, as amended. Finally, the Audit Committee has received and reviewed the written disclosures and the letter from the independent auditor required by the Independence Standards Board Independence Standard No. 1, as amended, and has discussed the auditor's independence with the auditor.

   Based on its review, the Audit Committee has recommended to the board of directors that the audited financial statements for fiscal year 2001 be included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001.

                                          Audit Committee

                                          Michael D. Ware, Chairman
                                          Ramsey A. Frank
                                          Stephen L. Green
                                          David R. Jessick

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

   Set forth below is a line graph comparing the cumulative stockholder return of our common stock with the cumulative total return of the CRSP Total Return Index for the Nasdaq National Market (U.S. Companies) and the CRSP Total Return Industry Index for Nasdaq Health Services Stocks for the period commencing on October 8, 1996(1) and ending on March 31, 2001.


                   Comparison of Cumulative Total Return from
                   October 8, 1996 through March 31, 2001(2)

                                             AdvancePCS NASDAQ N-Health Services
                                             ---------- ------ -----------------
     October 1996...........................    100.0   100.0        100.0
     March 1997.............................    147.2    99.2         82.7
     March 1998.............................    440.3   150.4         99.7
     March 1999.............................    702.1   203.2         69.0
     March 2000.............................    263.9   378.0         64.5
     March 2001.............................   1205.9   151.2         78.1

   The closing sales price of our common stock on September 28, 2001, the record date, was $71.78 per share.
--------
(1) For purposes of this presentation, we have used a per share price of $4.50 (adjusted to give effect to a two-for-one stock split effected on November 30, 1999), which was the closing sales price of our common stock on October 8, 1996. Trading in our common stock commenced on October 8, 1996, and our fiscal year ends on March 31.
(2) Assumes that $100.00 was invested in October 8, 1996 in our common stock at a price of $4.50 per share (adjusted to give effect to a two-for-one stock split effected on November 30, 1999) and at the closing sales price for each index on that date and that all dividends were reinvested. No cash dividends have been declared on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Consulting Agreements

   In connection with the acquisition of PCS, and in consideration for the commitment of Jean-Pierre Millon to assist us during the transitional period, AdvancePCS entered into a consulting agreement with Mr. Millon effective October 2, 2000. The consulting agreement was for a six-month term and entitled Mr. Millon to compensation in the amount of $490,000 in addition to benefits received by our other non-employee directors. In addition, we paid Mr. Millon an amount of $7,155,894 in order to fulfill the requirements under his former employment agreement with PCS. Mr. Millon and his family are entitled to benefits under our employee benefit plans through January 22, 2002. The consulting agreement contains non-competition provisions effective for the term of the consulting agreement and for a period of one year thereafter.

   On June 1, 2001, AdvancePCS entered into a Consulting Services Agreement with Mr. Millon pursuant to which he will assist AdvancePCS in developing international business opportunities and analyze opportunities for AdvancePCS to expand its offerings worldwide. The consulting agreement is for a six-month term and entitles Mr. Millon to compensation in the amount of $25,000 per month. In addition, it contains non-competition provisions effective for the term of the consulting agreement and for one year thereafter outside of the U.S. and for six-months thereafter within the U.S.

Retention Payments

   In connection with the acquisition of PCS, AdvancePCS paid a retention and change in control payment of $1,488,094 to Tom J. Garrity, AdvancePCS' former executive vice president, financial operations, a retention payment of $1,280,034 to Jeffrey G. Sanders, senior vice president, strategic initiatives, and a retention payment of $256,007 to Ken Zadoorian, AdvancePCS' former senior vice president, chief human resources, under their employment agreements with PCS.

Stockholders' Agreement

   On October 2, 2000, AdvancePCS entered into a Stockholders' Agreement with Rite Aid Corporation, or Rite Aid, and Joseph Littlejohn & Levy Fund III LLP, or JLL, which, among other things, contains certain registration rights, "standstill" provisions and agreements relating to our corporate governance. Under this agreement, Rite Aid and JLL have piggyback registration rights with respect to the Class A common stock issuable upon conversion of the Class B-1 and Class B-2 common stock they own. In addition to piggyback rights, beginning April 2, 2001, each of the holders of the Class B-1 and Class B-2 common stock have two demand registration rights. On February 16, 2001, AdvancePCS filed a registration statement registering a total of 6,249,900 shares of Class A common stock to be sold from time to time by Rite Aid Corporation, all of which were sold. On May 29, 2001, AdvancePCS filed a registration statement registering a total of 1,000,000 shares of Class A common stock to be sold from time to time by JLL, 993,333 of which have been sold or distributed as of August 31, 2001.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires AdvancePCS's directors and executive officers, and persons who own more than 10% of AdvancePCS's Class A common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Class A common stock and other equity securities of AdvancePCS. Officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish AdvancePCS with copies of all
Section 16(a) reports they file. To AdvancePCS's knowledge and based solely on review of the copies of such reports furnished to AdvancePCS during the period commencing April 1, 2000 and ending March 31, 2001, its officers, directors and greater than 10% stockholders had complied with all applicable Section 16(a) filing requirements, except for a late filing of a Form 4 for a transaction in March 2001 with respect to Jon S. Halbert.

   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

   The following table sets forth information regarding the beneficial ownership of the Class A common stock of AdvancePCS as of August 31, 2001 with respect to (i) each person known by AdvancePCS to own beneficially more than five percent of AdvancePCS's Class A common stock; (ii) each of AdvancePCS's directors and Named Executives; and (iii) all directors and executive officers as a group. Pursuant to the rules of the Securities and Exchange Commission, in calculating percentage ownership, each person is deemed to beneficially own his own shares subject to options exercisable within 60 days after August 31, 2001, but options owned by others (even if exercisable within 60 days) are deemed not to be outstanding shares. As of August 31, 2001, there were 3,185,917 shares of Class B-1 common stock outstanding, all of which were held by JLL and 100 shares of Class B-2 common stock outstanding, all of which were held by Rite Aid.

                                                          Beneficial Ownership
                                                          --------------------
                                                           Number   Percentage
                                                          --------- ----------
   Joseph Littlejohn & Levy Fund III, L.P.(1)............ 6,456,667    14.2%
    450 Lexington Ave., Suite 350
    New York, NY 10017

   FMR Corp.(2).......................................... 1,707,100     4.4
    82 Devonshire Street
    Boston, MA 02109

   Credit Suisse Asset Management, LLC(3)................ 1,541,008     3.9
    466 Lexington Avenue
    New York, NY 10017

   David D. Halbert(4)................................... 1,521,351     3.8
    5215 N. O'Connor Boulevard, Suite 1600
    Irving, TX 75039

   Jon S. Halbert(5).....................................   815,614     2.1
   David A. George(6)....................................   153,000     *
   T. Danny Phillips(7)..................................   179,000     *
   Joseph J. Filipek, Jr.(8).............................    61,000     *
   Stephen L. Green(9)...................................    73,382     *
   Michael D. Ware(10)...................................    55,000     *
   Jean-Pierre Millon(11)................................     5,000     *
   Paul S. Levy(12)(13).................................. 6,462,836    14.2
   Ramsey A. Frank(14)................................... 6,458,602    14.2
   Robert G. Miller(15)(16)..............................     5,100     *
   David R. Jessick(17)..................................     5,000     *
   All directors and executive officers as a group (18
    persons)(18)......................................... 9,456,475    20.0

--------
  *  Less than 1%.
 (1) Consists of 3,185,917 shares of Class A common stock issuable upon conversion of 3,185,917 shares of Class B-1 common stock and 3,270,750 shares of Class A common stock issuable upon conversion of 3,270,750 shares of Class B-1 common stock issuable upon conversion of 65,415 shares of Series A-1 preferred stock.
 (2) Based upon information filed by FMR Corp. with the Securities and Exchange Commission on Schedule 13G on February 14, 2001.
 (3) Based upon information filed by Credit Suisse Asset Management, LLC with the Securities and Exchange Commission on Schedule 13G on February 8, 2001.

 (4) Includes 765,365 shares issuable pursuant to options which are exercisable within 60 days of August 31, 2001. Includes 39,184 shares held by Halbert & Associates, Inc. David D. Halbert may be deemed to beneficially own all of the shares held by Halbert & Associates, Inc. Also includes 63,792 shares of common stock held for the benefit of Mr.
      D. Halbert's minor children, as to which Mr. D. Halbert disclaims beneficial ownership.
 (5) Includes 485,790 shares issuable pursuant to options which are exercisable within 60 days of August 31, 2001. Includes 39,184 shares held by Halbert & Associates, Inc. Jon S. Halbert may be deemed to beneficially own all of the shares held by Halbert & Associates, Inc. Also includes 60,726 shares of common stock held for the benefit of Mr.
      J. Halbert's minor children, as to which Mr. J. Halbert disclaims beneficial ownership.
 (6) Includes 150,000 shares issuable pursuant to options exercisable within 60 days of August 31, 2001.
 (7) Includes 171,500 shares issuable pursuant to options exercisable within 60 days of August 31, 2001. Also includes 4,500 shares held for the benefit of Mr. Phillips' minor children.
 (8) Includes 61,000 shares issuable pursuant to options exercisable within 60 days of August 31, 2001.
 (9) Includes 40,000 shares issuable pursuant to options exercisable within 60 days of August 31, 2001.
(10) Includes 40,000 shares issuable pursuant to options exercisable within 60 days of August 31, 2001.
(11) Includes 2,200 shares of Class A common stock issuable upon conversion of 2,200 shares of Class B-1 common stock issuable upon conversion of 44 shares of Series A-1 preferred stock.
(12) Mr. Levy may be deemed to share beneficial ownership of the shares owned of record by JLL by virtue of his status as a managing member of the general partner of JLL. Mr. Levy shares investment and voting power along with the other managing members with respect to securities owned by JLL, but disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(13)  Includes 1,612 shares held by The Levy Fund III Annuity Trust.
(14) Mr. Frank may be deemed to share beneficial ownership of the shares owned of record by JLL by virtue of his status as a managing member of the general partner of JLL. Mr. Frank shares investment and voting power along with the other managing members with respect to securities owned by JLL, but disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(15) Includes 2,200 shares of Class A common stock issuable upon conversion of 2,200 shares of Class B-1 common stock issuable upon conversion of 44 shares of Series A-1 preferred stock.
(16) Includes 100 shares of Class B-2 common stock owned by Rite Aid Corporation. Mr. Miller may be deemed to share beneficial ownership of the shares owned of record by Rite Aid Corporation by virtue of his status as a director of Rite Aid Corporation. Mr. Miller shares investment and voting power along with other members of the board of directors of Rite Aid Corporation with respect to securities owned by Rite Aid Corporation, but disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(17) Includes 2,200 shares of Class A common stock issuable upon conversion of 2,200 shares of Class B-1 common stock issuable upon conversion of 44 shares of Series A-1 preferred stock.
(18) Includes 6,495,951 shares beneficially held by entities affiliated with certain directors and officers and includes 1,891,548 shares subject to stock options held by officers and directors exercisable within 60 days of August 31, 2001.

PROPOSAL 2. AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF
                   SHARES OF AUTHORIZED CLASS A COMMON STOCK

PROPOSAL 3. AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF
                  SHARES OF AUTHORIZED CLASS B-1 COMMON STOCK

PROPOSAL 4. AMENDMENT TO CERTIFICATE OF INCORPORATION TO DECREASE THE NUMBER OF
                  SHARES OF AUTHORIZED CLASS B-2 COMMON STOCK

   The board of directors has adopted and declared advisable, subject to stockholder approval, an amendment to the Second Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Class A common stock from 86,250,000 shares to 186,999,000 shares, increase the number of authorized shares of Class B-1 common stock from 7,500,000 to 13,000,000 and decrease the number of authorized shares of Class B-2 common stock from 6,250,000 to 1,000. The text of the proposed amendment is included in the form of Certificate of Amendment attached to this proxy statement as Appendix A. The actual form of Certificate of Amendment will be appropriately modified based upon the outcome of the stockholder vote on Proposals 2, 3 and 4.

   As of the record date, the Company had outstanding 39,474,450 shares of Class A common stock, 6,456,667 shares of Class B-1 common stock and 100 shares of Class B-2 common stock. In addition, the Company has reserved for issuance 6,456,667 shares of Class A common stock to be issued upon conversion of 6,456,667 outstanding shares of Class B-1 common stock and 100 shares of Class A common stock to be issued upon conversion of 100 outstanding shares of Class B-2 common stock. The Company had also reserved 8,235,546 shares of Class A common stock for issuance upon the exercise of outstanding options and warrants, leaving 32,083,237 shares of Class A common stock, 1,043,333 shares of Class B-1 common stock and 6,249,900 shares of Class B-2 common stock available for issuance for other purposes. In addition, the board of directors, subject to stockholder approval of the proposals to increase the authorized number of shares of Class A common stock and Class B-1 common stock, has approved a two-for-one stock split of our Class A, Class B-1 and Class B-2 common stock in the form of a stock dividend, which will require use of more than the currently authorized but unissued shares of Class A and Class B-1 common stock. Under our Second Amended and Restated Certificate of Incorporation, a stock dividend paid to holders of Class A common stock must be paid in Class A common stock, a stock dividend paid to holders of Class B-1 common stock must be paid in Class B-1 common stock and a stock dividend paid to holders of Class B-2 common stock must be paid in Class B-2 common stock. In addition, a stock dividend may not be paid on one class of common stock without payment of a stock dividend on each of the other two classes of common stock.

   The board of directors believes that the stock split will be beneficial to the trading market for the Class A common stock and will promote liquidity in the Class A common stock by reducing the per share trading price and increasing the number of publicly traded shares. If the proposals to increase the authorized number of shares of Class A and Class B-1 common stock are approved by the stockholders, the stock split will become effective as of the close of business on November 2, 2001, and stockholders of record as of October 23, 2001 (the "stock split record date") will receive one additional share of Class A common stock for each share held on the stock split record date, one additional share of Class B-1 common stock for each share held on the stock split record date and one additional share of Class B-2 common stock for each share held on the stock split record date. The additional shares will be mailed or delivered on or about November 30, 2001, by our transfer agent, Mellon Investor Services, LLC. If the proposals to increase the authorized number of shares of Class A and Class B-1 common stock are not approved by the stockholders, we will not have a sufficient number of authorized shares of Class A and Class B-1 common stock to effect the two-for-one stock split and, accordingly, the stock split will not become effective.

   The authorization of an additional 100,749,000 shares of Class A common stock as contemplated by the proposed amendment would give the board of directors the express authority, without further action of our stockholders, to issue such shares of Class A common stock from time to time as the board of directors deems necessary or advisable. The board of directors believes that having available additional authorized but unissued shares of Class A common stock will allow the Company greater flexibility in considering potential future actions involving the issuance of capital stock for business and financial purposes in the future. Other than shares to be distributed in connection with the stock split, we currently have no specific plans to issue the additional shares of common stock that would be authorized by Proposal 2. The additional shares may be used, without further stockholder approval, for various purposes including raising capital, acquisitions, providing equity incentives to employees, officers or directors, and stock splits in the form of stock dividends.

   Although the proposed increase in the authorized Class A common stock of AdvancePCS could be construed as having anti-takeover effects, neither the board of directors nor the Company's management views Proposal 2 in that perspective. Nevertheless, we could use the additional shares to frustrate persons seeking to effect a takeover or otherwise gain control of the Company by, for example, privately placing shares to purchasers who might side with the board of directors in opposing a hostile takeover bid. We are not aware of any takeover bid at this time. Shares of Class A common stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal our Bylaws or certain provisions of our Second Amended and Restated Certificate of Incorporation would not receive the requisite vote required. Such uses of the Class A common stock could render more difficult or discourage an attempt to acquire control of the Company, if such transactions were opposed by the board of directors.

   As discussed above, we are proposing the increase in the authorized shares of Class B-1 common stock primarily so we will have a sufficient number of shares of Class B-1 common stock authorized to effect a stock dividend.

   We are proposing to decrease the authorized shares of Class B-2 common stock because we currently have only 100 shares outstanding. Shares of Class B-2 common stock were issued to Rite Aid in connection with our acquisition of PCS. Rite Aid subsequently converted all but 100 shares of its Class B-2 common stock to Class A common stock and sold the shares of Class A common stock.

   The additional shares of Class A and Class B-1 common stock will have rights identical to the currently outstanding Class A and Class B-1 common stock respectively. Adoption of the proposed amendments and any issuance of the Class A and Class B-1 common stock would not affect the rights of the holders of currently outstanding Class A and Class B-1 common stock, respectively, except for effects incidental to increasing the outstanding number of shares of Class A and Class B-1 common stock such as dilution of earnings per share and voting rights of current holders of Class A and Class B-1 common stock. The holders of Class A common stock do not have any preemptive rights. The holders of Class B-1 and Class B-2 common stock have preemptive rights and will be offered the right to participate in future issuances of equity securities for cash, subject to certain exceptions, to enable them to maintain their then current fully diluted percentage ownership of the Company.

   If the proposals to increase the authorized number of shares of Class A common stock, increase the authorized number of shares of Class B-1 common stock and decrease the authorized number of shares of Class B-2 common stock are approved by the stockholders, the proposals will become effective when we file a Certificate of Amendment to our Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The Company anticipates that it will file the Certificate of Amendment with the Secretary of State of the State of Delaware shortly after the Annual Meeting. The increase in the authorized shares of Class B-1 common stock set forth in Proposal 3 is contingent upon receiving stockholder approval for Proposal 2. Therefore, if Proposal 2 does not receive the requisite stockholder approval, the amendment set forth in Proposal 3 will not be effected.

   Approval of Proposal 2 requires the affirmative vote of the holders of a majority of the outstanding shares of Class A, Class B-1 and Class B-2 common stock, voting together as a single class, as well as the affirmative vote of a majority of the outstanding shares of Class A common stock, voting separately as a class.

   Approval of Proposal 3 requires the affirmative vote of the holders of a majority of the outstanding shares of Class A, Class B-1 and Class B-2 common stock, voting together as a single class, as well as the affirmative vote of a majority of the outstanding shares of Class B-1 common stock, voting separately as a class.

   Approval of Proposal 4 requires the affirmative vote of the holders of a majority of the outstanding shares of Class A, Class B-1 and Class B-2 common stock, voting together as a single class, as well as the affirmative vote of a majority of the outstanding shares of Class B-2 common stock, voting separately as a class.

   The board of directors has unanimously approved and declared advisable Proposals 2, 3 and 4 and the adoption of the proposed First Amendment to Second Amended and Restated Certificate of Incorporation. The board of directors believes that Proposals 2, 3 and 4 are in the best interests of the Company and its stockholders and recommends that you vote "FOR" the approval of Proposals 2, 3 and 4.

   PROPOSAL 5. APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED INCENTIVE
                               STOCK OPTION PLAN

   The purpose of the Incentive Plan is to provide a means by which certain employees of us and our affiliates may be given an opportunity to purchase common stock and to qualify such options as "Incentive Stock Options" as such term is defined in Section 422 of the Code. The Incentive Plan is intended to advance our interests by encouraging stock ownership on the part of certain employees, by enabling us (and our affiliates) to secure and retain services of highly qualified persons, and by providing employees with an additional incentive to advance the success of the Company (and our affiliates).

   As of August 31, 2001, options to purchase 7,805,736 shares were outstanding and 137,816 shares of Class A common stock remained available for future grants under the Incentive Plan. Approximately forty-three (43%) of the outstanding options were issued in connection with the PCS acquisition in order to retain and motivate our key employees to ensure the successful combination of the two companies and cultures. The board of directors has determined that it would be desirable to have an additional 1,500,000 shares available for future grants under the Incentive Plan, in order to have available appropriate long-term incentives and competitive compensation opportunities for our employees. Accordingly, subject to stockholder approval, the board of directors has adopted an amendment to the Incentive Plan providing for an increase in the aggregate number of shares of Class A common stock available for issuance under the Incentive Plan from 9,718,000 to 11,218,000.

   Approval of the amendment to the Incentive Plan requires the affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote on this matter.

   The board of directors has unanimously approved the adoption of the proposed Amendment to the Amended and Restated Incentive Stock Option Plan. The board of directors believes that Proposal 5 is in the best interests of the Company and its stockholders and recommends that you vote "FOR" the approval of Proposal 5.

   General. In July 1993, our board of directors adopted the Incentive Plan. The Incentive Plan is currently administered by the Compensation Committee. Subject to the express provisions of the Incentive Plan, the Compensation Committee may, from time to time, determine the persons that will be granted options under the Incentive Plan, the number of shares of common stock subject to each option and the exercise price, and the time or times when such options shall be granted and may be exercised. Unless otherwise provided in the optionee's stock option agreement, the options granted to date under the Incentive Plan vest over a five-year period. On each of September 5, 1997, July 20, 1999, January 28, 2000 and May 3, 2001, we filed with the Securities and Exchange Commission a registration statement on Form S-8 under the Securities Act of 1933 registering the shares of common stock underlying the options offered under the Incentive Plan.

   Employees Who May Participate in the Incentive Plan. All employees of us and our affiliates may be granted options under the Incentive Plan. A director who is not otherwise employed by us or an affiliate may not be granted an option.

   Exercise. Shares of Class A common stock purchased upon exercise of options, also known as option shares, shall at the time of purchase be paid for in full. To the extent that the right to purchase shares has accrued under the Incentive Plan, options may be exercised from time to time by written notice to us stating the full number of shares with respect to which the option is being exercised, accompanied by full payment for the shares by cash, check or surrender of other shares of common stock having a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which the option is being exercised, or such other consideration and method of payment for the issuance of option shares as is permitted under Delaware General Corporation Law.

   The exercise price of option shares granted under the Incentive Plan may not be less than 100% of the fair market value of the Class A common stock on the date of grant (110% in the case of option shares granted to a holder of more than 10% of the total voting power of all classes of our capital stock on the date of the grant). The Compensation Committee will determine the fair market value of the common stock on the date the option is granted.

   Non-Assignability. No option shall be assignable or transferable otherwise than by will or by the laws of descent and distribution. During the lifetime of an optionee, the option is exercisable only by the optionee.

   Term. Unless otherwise provided in an optionee's written agreement under the Incentive Plan, each option granted thereunder will expire not more than ten years from the date the option is granted. However, in the event of the proposed dissolution or liquidation of the Company, the options may expire and terminate at an earlier date.

   The Incentive Plan will terminate on August 1, 2003, but the board of directors may terminate the Incentive Plan at any time prior thereto. Termination of the Incentive Plan will not alter or impair, without the consent of the optionee, any of the rights or obligations of any optionee and any option previously granted under the Incentive Plan.

   Termination of Employment. In the event that an optionee's employment by us and our affiliates is terminated for any reason, the options granted to optionee pursuant to the Incentive Plan will terminate 90 days after such termination.

   Adjustments to Options. In the event of an increase or decrease in the number of outstanding shares of Class A common stock as a result of a recapitalization, stock dividend or other event, which increase or decrease is effected without our receipt of consideration, the number of shares for which options may be granted under the Incentive Plan, the number of shares covered by each outstanding option and the exercise price thereof shall be proportionately adjusted.

   In the event of the proposed dissolution or liquidation of the Company, all vested options under the Incentive Plan will terminate as of a date to be fixed by the Compensation Committee, provided that the optionee will be given at least 30 days notice and the optionee will have the right during that 30 days to exercise his option.

   Rights as a Stockholder. The optionee will have no rights as a stockholder with respect to any shares of our Class A common stock held under option until the date of issuance of the stock certificates to him for such shares.

   Amendments. The board of directors may, from time to time, alter, amend, suspend, or discontinue the Incentive Plan, or alter or amend any and all option agreements granted thereunder; provided, however, that no such action of the board of directors, without the approval of our stockholders, may alter the provisions of the Incentive Plan so as to decrease the minimum option price; extend the term of the Incentive Plan beyond ten years or the maximum term of the options granted beyond ten years; alter any outstanding option agreement to the detriment of the optionee without his consent; or decrease, directly or indirectly (by cancellation and substitution of options or otherwise), the option price applicable to any option granted under the Incentive Plan.

   Federal Income Tax Aspects. The Incentive Plan is intended to qualify as a stock option plan under Section 422 of the Code. If the Incentive Plan qualifies as such, an employee who receives an incentive stock option under the Incentive Plan will not be deemed to recognize income either at the time of the grant of the option or, assuming that the optionee has been an employee at all times during the period beginning on the date of the grant and ending three months prior to the date of exercise, at the time of exercise of the option. Gain or loss from the sale or exchange of stock acquired upon such exercise will generally be treated as long-term capital gain or loss, provided that such sale or exchange of the shares does not occur within either the two-year period after the date of the granting of the option or the one-year period after the date such shares were acquired upon exercise. Under these circumstances, no deduction will be allowable to us in connection with either the grant of such options or the issuance of shares upon exercise thereof.

   If a disposition (as that term is defined in Section 424(c) of the Code) of shares acquired pursuant to the exercise of an incentive stock option is made within either the two-year period after the date of granting of the option or the one-year period after the date the shares were acquired (a "disqualifying disposition"), the optionee will generally recognize compensation income at the time of disposition equal to the excess of the fair market value of the shares at the time of exercise over the option price (limited to the difference between the amount realized by the employee on the sale of such shares and the exercise price). Any such compensation income recognized as described in this paragraph will increase the optionee's tax basis in his shares. If a disposition described in this paragraph occurs in a taxable transaction, any gain in excess of compensation income recognized on the disposition will be capital gain, and any loss will be capital loss. Such capital gain or loss will be long-term capital gain or loss, depending on the holding period of the shares. If an optionee recognizes compensation income as the result of a disposition as described in this paragraph, the Company will be entitled to a corresponding income tax deduction for its taxable year in which or with which ends the taxable year of the employee in which the amount of compensation income is included in such employee's gross income. The employee will be deemed to have included such compensation income in gross income if we satisfy in a timely manner the applicable Form W-2 or Form 1099 reporting requirements under
Section 6041 or Section 6041A of the Code, whichever is applicable, and the Treasury regulations thereunder.

   Upon the exercise of an incentive stock option, the excess of the fair market value of the shares at the time of exercise over the option price will be an item of tax preference subject to the alternative minimum tax provisions, unless the optionee makes a disqualifying disposition of such shares as described in the preceding paragraph.

   In the event that options granted under the Incentive Plan do not qualify as incentive stock options, the employee will recognize compensation income upon the receipt of such option if the option has a readily ascertainable fair market value at the time of the grant, in the amount of the fair market value of the option. If the nonstatutory stock options do not have a readily ascertainable fair market value, the employee will not recognize income upon grant of the nonstatutory stock options, but will recognize compensation income upon the exercise of the nonstatutory stock options if the shares issued pursuant to such exercise are either transferable or not subject to substantial risk of forfeiture. The amount of the income will be measured by the excess, if any, of the fair market value of the shares at the time of exercise (determined without regard to any restrictions other than a restriction which, by its terms, will never lapse) over the amount paid as the exercise price of the nonstatutory stock options. If, however, the employee is subject to certain restrictions with respect to the shares received upon the exercise of the nonstatutory stock options, then the taxable income realized by the employee will be deferred and will be measured based on the fair market value of the shares at the time the restrictions lapse. Gain or loss on the subsequent sale or exchange of such shares will be capital gain or loss if the shares are a capital asset in the hands of the employee. Such capital gain or loss will be long-term capital gain or loss depending on the holding period. An employee may elect, pursuant to Section 83(b) of the Code, to be taxed in the taxable year in which a nonstatutory stock option is exercised on the difference between the fair market value of our common stock on the date of exercise and the exercise price.

   In the case of compensation income recognized by an employee as described above in connection with the exercise of an option, we will be entitled to a corresponding income tax deduction for its taxable year in which or with which ends the taxable year of the employee in which the amount of compensation income is included in such employee's gross income. The employee will be deemed to have included such compensation income in gross income if the Company satisfies in a timely manner the applicable Form W-2 or Form 1099 reporting requirements under Section 6041 or Section 6041A of the Code, whichever is applicable, and the Treasury regulations thereunder.

 Stock Option Awards

   The following table shows options which have been granted under the Incentive Plan as of August 31, 2001, to certain persons or groups (including options that have been exercised).

                        1993 Incentive Stock Option Plan

                                                       Number of Exercise Price
   Name and Position                                    Shares    Per Share(1)
   -----------------                                   --------- --------------
   David D. Halbert................................... 2,031,000     $13.09
    Chairman of the Board and Chief Executive Officer

   Jon S. Halbert..................................... 1,181,500       8.40
    Vice Chairman and Director

   David A. George....................................   470,000      19.18
    President

   T. Danny Phillips..................................   513,000      10.56
    Chief Financial Officer and Executive Vice
    President

   Joseph J. Filipek, Jr. ............................   420,000       9.66
    Executive Vice President--Client Services

   Executive Officers Group (11 persons).............. 5,426,500      12.86
   Non-Executive Officer Employee Group (328
    persons).......................................... 4,511,184      19.45
   Non-Executive Officer Director Group (7 persons)...         0        --

--------
(1) Exercise prices shown are weighted averages of the actual exercise prices for stock options granted to the individuals or the groups, as applicable.

                  PROPOSAL 6. APPROVAL OF AN AMENDMENT TO THE
            AMENDED AND RESTATED 1997 NONSTATUTORY STOCK OPTION PLAN

   The purpose of the Amended and Restated 1997 Nonstatutory Stock Option Plan is to advance the interests of AdvancePCS by encouraging stock ownership on the part of certain of our directors, officers, consultants, advisors and employees, by enabling AdvancePCS to secure and retain the services of highly qualified persons, and by providing such persons with an additional incentive to advance the success of AdvancePCS.

   As of August 31, 2001, options to purchase 174,849 shares of Class A common stock were outstanding and 120,910 shares remained available for future grants under the Nonstatutory Plan. The board of directors has determined that it would be desirable to have an additional 200,000 shares available for future grants under the Nonstatutory Plan, in order to have available appropriate long-term incentives and competitive compensation opportunities for our directors, officers, consultants, advisors and employees. Accordingly, subject to stockholder approval, the board of directors has adopted an amendment to the Nonstatutory Plan providing for an increase in the aggregate number of shares of Class A common stock available for issuance under the Nonstatutory Plan from 600,000 to 800,000.

   Approval of the amendment to the Nonstatutory Plan requires the affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote on this matter.

   The board of directors has unanimously approved the adoption of the proposed Amendment to the Amended and Restated 1997 Nonstatutory Stock Option Plan. The board of directors believes that Proposal 6 is in the best interests of the Company and its stockholders and recommends that you vote "FOR" the approval of Proposal 6.

   General. In May 1997, our board of directors adopted the Nonstatutory Plan. The Compensation Committee currently administers the Nonstatutory Plan. Subject to the express provisions of the Nonstatutory Plan, the Compensation Committee may, from time to time, determine the persons that will be granted options under the Nonstatutory Plan, the number of shares of common stock subject to each option and the exercise price, and the time or times when such options shall be granted and may be exercised. Unless otherwise provided in the optionee's stock option agreement, all of the options granted to our directors under the Nonstatutory Plan vest over a three-year period and the options granted to advisors and employees under the Nonstatutory Plan typically vest over a five-year period. On September 5, 1997, we filed with the Securities and Exchange Commission a registration statement on Form S-8 under the Securities Act of 1933 registering the shares of common stock underlying the options offered under the Nonstatutory Plan.

   Eligible Persons to Participate in the Nonstatutory Plan. All employees of us and our affiliates may be granted options under the Nonstatutory Plan. In addition, our directors, consultants and advisors may be granted options under the Nonstatutory Plan.

   Exercise. Shares of Class A common stock purchased upon exercise of options, also known as option shares, shall at the time of purchase be paid for in full. The Company will satisfy its employment tax and other tax withholding obligations by requiring the optionee to pay the amount of employment tax and withholding tax, if any, that must be paid under federal, state and local law due to the exercise of the option. To the extent that the right to purchase shares has accrued under the Nonstatutory Plan, options may be exercised from time to time by written notice to us stating the full number of shares with respect to which the option is being exercised, accompanied by full payment for the shares by cash, check or surrender of other shares of common stock having a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which the option is being exercised, or such other consideration and method of payment for the issuance of option shares as is permitted under Delaware General Corporation Law.

   The exercise price of option shares granted under the Nonstatutory Plan will be determined by the Compensation Committee on the date the option is granted. Although the Compensation Committee has discretion to determine the exercise price of options granted under the Nonstatutory Plan, to date, the exercise price for all options granted under the Nonstatutory Plan has been fair market value of our Class A common stock on the date of grant.

   Assignability. Upon written notice to the Company, optionees may transfer options granted under the Nonstatutory Plan so long as there is no consideration for such transfer. The optionee will remain obligated to satisfy all employment tax and other withholding tax obligations associated with the exercise of the options. Other than by will or the laws of descent and distribution, a recipient of a transferred option may not further transfer such option without the approval of the Company. All transferred options will continue to be subject to the same terms and conditions as were applicable immediately prior to transfer.

   Term. Unless otherwise provided in an optionee's written agreement under the Nonstatutory Plan, each option granted thereunder will expire not more than ten years from the date the option is granted. However, in the event of the proposed dissolution or liquidation of the Company, the options may expire and terminate at an earlier date.

   The Nonstatutory Plan will terminate on May 1, 2007, but the board of directors may terminate the Nonstatutory Plan at any time prior thereto. Termination of the Nonstatutory Plan will not alter or impair, without the consent of the optionee, any of the rights or obligations of any optionee and any option previously granted under the Nonstatutory Plan.

   Termination of Relationship. In the event that an optionee's service relationship with us and our affiliates is terminated for any reason, the vesting will cease upon such termination and the optionee's vested options will terminate 90 days after such termination. If the optionee's service relationship terminates as a result of an optionee's death or disability, the option will continue to vest for twelve-months from the date of termination.

   Adjustments to Options. In the event of an increase or decrease in the number of outstanding shares of Class A common stock as a result of a recapitalization, stock dividend or other event, which increase or decrease is effected without our receipt of consideration, the number of shares for which options may be granted under the Nonstatutory Plan, the number of shares covered by each outstanding option and the exercise price thereof shall be proportionately adjusted.

   In the event of the proposed dissolution or liquidation of the Company, all vested options under the Nonstatutory Plan will terminate as of a date to be fixed by the Compensation Committee, provided that the optionee will be given at least 30 days notice and the optionee will have the right during that 30 days to exercise his option.

   Rights as a Stockholder. The optionee will have no rights as a stockholder with respect to any shares of our Class A common stock held under option until the date of issuance of the stock certificates to him for such shares.

   Amendments. The board of directors may, from time to time, alter, amend, suspend, or discontinue the Nonstatutory Plan, or alter or amend any and all option agreements granted thereunder.

   Federal Income Tax Aspects. The Nonstatutory Plan is intended to qualify as a stock option plan under Section 422 of the Code.

   An optionee will recognize compensation income upon the receipt of stock options granted under the Nonstatutory Plan, if the options have a readily ascertainable fair market value at the time of the grant, in the amount of the fair market value of the options. In the opinion of the Company, the stock options granted pursuant to the Plan will not have a readily ascertainable fair market value at the time of their grant. If the nonstatutory stock options do not have a readily ascertainable fair market value at the time of their grant, the optionee will not recognize income upon grant of the nonstatutory stock options, but will recognize compensation income upon the exercise of the nonstatutory stock options if the shares issued pursuant to such exercise are either transferable or not subject to substantial risk of forfeiture.

   Depending upon the length of time that an optionee holds option shares, the difference between the amount realized on the sale and the basis of such shares may qualify as long-term or short-term capital gain or loss. The tax basis of shares received upon exercise of a nonstatutory option will generally be the sum of the exercise price and the amount of ordinary compensation income required to be included in gross income.

   If the optionee is subject to certain restrictions with respect to the shares purchased upon the exercise of an option, then the taxable income realized by the optionee and the Company's tax deduction should be deferred and should be measured based on the fair market value of the shares at the time the restrictions lapse.

   Upon notice of exercise from any optionee accompanied by funds representing the exercise price, the Company will, as soon as reasonably possible, notify the optionee of the amount of withholding taxes due. These taxes will be calculated by the Company using the statutory rate in effect at the exercise date requested by such optionee. The Company will provide the optionee with a detailed calculation of the tax expense due at the time of exercise. Once the Company has received the full amount due (exercise price plus tax payment), it will process the optionee's transaction by delivering the appropriate number of shares to the optionee. A year-end tax report will be provided to the optionee and the Internal Revenue Service on the appropriate form identifying the amount of income recognized and taxes paid by the optionee on exercise of the option.

   If an optionee recognizes compensation income as the result of a disposition of a nonstatutory option, the Company will be entitled to a corresponding income tax deduction for its taxable year in which or with which ends the taxable year of the employee in which the amount of compensation income is included in such employee's gross income. The employee will be deemed to have included such compensation income in gross income if we satisfy in a timely manner the applicable Form W-2 or Form 1099 reporting requirements under
Section 6041 or Section 6041A of the Code, whichever is applicable, and the Treasury regulations thereunder.

   Moreover, Section 162(m) of the Code generally provides for a $1,000,000 deduction limitation on compensation paid to each of the five highest paid officers of the Company. Although it is unclear whether such deduction limitation would apply to the Company, if it were to apply, it would affect the Company only to the extent that certain types of compensation paid to an optionee (including compensation income recognized from the exercise of nonstatutory options by such optionee) exceeded $1,000,000 in a taxable year.

   The above summary is based on interpretations of present federal income tax laws and regulations as of the date hereof. This summary is not intended to cover all aspects of federal tax law or any state or local tax law that may be applicable to the Plan. Optionees are urged to consult with their tax advisors for information with respect to the tax consequences, which would pertain to their particular circumstance.

   ERISA. The Nonstatutory Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Plan is not qualified under Section 401(a) of the Code.

 Stock Option Awards

   The following table shows options which have been granted under the Nonstatutory Plan as of August 31, 2001, to certain persons or groups (including options that have been exercised).

                      1997 Nonstatutory Stock Option Plan

                                                       Number of Exercise Price
   Name and Position                                    Shares    Per Share(1)
   -----------------                                   --------- --------------
   David D. Halbert..................................         0      $ --
    Chairman of the Board and Chief Executive Officer

   Jon S. Halbert....................................         0        --
    Vice Chairman and Director

   David A. George...................................    30,000      15.50
    President

   T. Danny Phillips.................................         0        --
    Chief Financial Officer and Executive Vice
    President

   Joseph J. Filipek, Jr. ...........................         0        --
    Executive Vice President--Client Services

   Executive Officers Group (11 persons).............    56,000      18.98
   Non-Executive Officer Employee/Advisor Group (41
    persons).........................................   476,844      14.48
   Non-Executive Officer Director Group (7 persons)..   120,000      12.46

--------
(1) Exercise prices shown are weighted averages of the actual exercise prices for stock options granted to the individuals or the groups, as applicable.

                                 ANNUAL REPORT

   Our 2001 Annual Report, including financial statements, accompanies this Proxy Statement.

                             STOCKHOLDER PROPOSALS

   Any stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at our 2002 Annual Meeting of Stockholders must forward such proposal to our secretary at the address indicated on the first page of this Proxy Statement, so our secretary receives it no later than June 5, 2002. Pursuant to Rule 14a-4(c)(1) under the Exchange Act, if any stockholder proposal intended to be presented at the 2002 annual meeting without inclusion in our proxy statement for such meeting is received at our principal office after August 19, 2002, then a proxy will have the ability to confer discretionary authority to vote on such proposal.

                                   FORM 10-K

   COPIES OF OUR ANNUAL REPORT ON FORM 10-K, AS AMENDED, FOR THE YEAR ENDED MARCH 31, 2001, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCLUDING EXHIBITS, ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO ADVANCEPCS, 5215 NORTH O'CONNOR BOULEVARD, SUITE 1600, IRVING, TEXAS 75039, ATTENTION: LAURA I. JOHANSEN, SECRETARY. COPIES OF EXHIBITS ARE AVAILABLE UPON PAYMENT OF $25.00 TO COVER THE COSTS OF REPRODUCTION.

   You may request free copies of these filings by writing or telephoning us at the following address:

       AdvancePCS
       Attn: Legal Department
       5215 North O'Connor Blvd., Suite 1600
       Irving, Texas 75039
       (469) 420-6000

                              INDEPENDENT AUDITORS

   We have retained Arthur Andersen LLP as our principal independent public accountants, as recommended by the Audit Committee and approved by the Board of Directors. Representatives of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions from stockholders and to make a statement at the meeting should they desire to do so. The Audit Committee is currently in the process of soliciting and reviewing proposals from independent auditors in order to choose the most appropriate and cost effective independent auditor to serve the Company in fiscal year 2002.

   For the fiscal year ended March 31, 2001, AdvancePCS paid total fees to Arthur Andersen LLP as follows:

     Audit Fees..................................................... $  360,000
     Financial Information Systems Design and Implementation Fees...          0
     All Other Fees.................................................    968,000
                                                                     ----------
       Total Fees................................................... $1,328,000
                                                                     ==========

   The members of the Audit Committee believe that the payment of the "Other Fees" set forth above would not prohibit Arthur Andersen LLP from maintaining its independence.

                                 OTHER MATTERS

   The board of directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                                          By Order of the Board of Directors,

                                          Laura I. Johansen
                                          Secretary

October 4, 2001

                                  APPENDIX A

  CERTIFICATE OF AMENDMENT TO THE SECOND AMENDED AND RESTATED CERTIFICATE OF
                          INCORPORATION OF ADVANCEPCS

   AdvancePCS, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

   DOES HEREBY CERTIFY THAT:

   FIRST: The first paragraph of Section 5.1 of the Company's Second Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

   "Section 5.1 Authorized Capital Stock. The aggregate number of shares of capital stock that the Corporation is authorized to issue is 205,000,000 shares, consisting of (a) 186,999,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), (b) 13,000,000 shares of Class B-1 Common Stock, par value $.01 per share (the "Class B-1 Common Stock"), (c) 1,000 shares of Class B-2 Common Stock, par value $.01 per share (the "Class B-2 Common Stock"), and (d) 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock")."

   SECOND: That the foregoing amendment was declared advisable and proposed to the corporation's stockholders by resolutions adopted by the Company's Board of Directors at its September 14, 2001 meeting.

   THIRD: Pursuant to resolution of its Board of Directors, the stockholders of said corporation approved the amendment at the Annual Meeting of Stockholders held on November 1, 2001.

   FOURTH: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

   FIFTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

   IN WITNESS WHEREOF, AdvancePCS has caused this certificate to be signed by David D. Halbert, its Chairman and Chief Executive Officer, and Laura I.
Johansen, its Secretary, this      day of November, 2001.

                                         AdvancePCS

                                         By: __________________________________
                                                   David D. Halbert
                                                 Chairman of the Board
                                              and Chief Executive Officer

ATTEST:

By: _________________________________
          Laura I. Johansen
              Secretary

                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                   ADVANCEPCS

     The undersigned hereby appoints David D. Halbert and Laura I. Johansen proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of AdvancePCS standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held November 1, 2001 or any adjournment thereof.

       (Continued, and to be marked, dated and signed, on the other side)

                                                           Please mark your vote
                                                   as indicated in this example:

                                                                             /X/

ITEM 1.    Election of Class A and Class C
           directors duly nominated:
           Jon S. Halbert and Stephen L. Green.

                         WITHHELD
           FOR            for all
           / /             / /

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below):

----------------------------------------------------

ITEM 2.    Proposal to approve an amendment to our
           certificate of incorporation to increase the number of authorized shares of Class A common stock.

           FOR           AGAINST           ABSTAIN
           / /             / /               / /

ITEM 3.    Proposal to approve an amendment to our
           certificate of incorporation to increase the number of authorized shares of Class B-1 common stock.

           FOR           AGAINST           ABSTAIN
           / /             / /               / /

ITEM 4.    Proposal to approve an amendment to our
           certificate of incorporation to decrease the number of authorized shares of Class B-2 common stock.

           FOR           AGAINST           ABSTAIN
           / /             / /               / /

ITEM 5.    Proposal to approve an amendment to the
           Incentive Plan to increase the number of shares of Class A common stock authorized to be issued thereunder.

           FOR           AGAINST           ABSTAIN
           / /             / /               / /

ITEM 6.    Proposal to approve an amendment to the
           Nonstatutory Plan to increase the number of shares of Class A common stock authorized to be issued thereunder.

           FOR           AGAINST           ABSTAIN
           / /             / /               / /

ITEM 7.    In their discretion, the Proxies are
           authorized to vote upon such other
           business as may properly come before the meeting.

           --------------------------------------------

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" Proposals 1, 2, 3, 4, 5 and 6.

A vote "FOR" Proposals 1, 2, 3, 4, 5 and 6 is recommended by the Board of Directors.

                    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                    PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature(s)                                 Dated                     , 2001
             ----------------------                --------------------

                            * FOLD AND DETACH HERE *